UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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Intelsat S.A.

(Name of Registrant as Specified in its Charter)

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Explanatory Note

On May 6, 2021, Intelsat S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission its definitive proxy statement (the “Proxy Statement”) for the Extraordinary General Meeting of Shareholders to be held on June 15, 2021 at 5:00 p.m. (CET). The Company is filing these additional materials to the Proxy Statement to provide the information set forth in the Statutory Report (as defined in the Proxy Statement) pursuant to Article 480-2 of the Luxembourg Company Law of August 10, 1915, as amended.

INTELSAT S.A.

société anonyme

4, rue Albert Borschette

L-1246 Luxembourg

RCS Luxembourg B.162135

(the “Company”)

Special Report of the Board of Directors

for the Extraordinary General Meeting of Shareholders of the Company

As Per Article 480-2 of the LCC

Dear Shareholders,

In accordance with the provisions of Article 480-2 of the Luxembourg Company Law of August 10, 1915 concerning commercial companies, as amended from time to time (the “LCC”), we hereby submit this special report together with our recommendation in connection thereto.

By resolutions dated 22 April 2021, the board of directors (the “Board”) of the Company decided to establish the Company’s annual accounts as at 31 December 2020. The annual accounts demonstrated that the Company’s negative net assets amounted to approximately $246.7 million USD.

As a result of such negative net assets position, the net assets of the Company fell below one quarter of the issued share capital of the Company.

The provisions of Article 480-2 of the LCC therefore apply.

Causes of the situation

The above-mentioned negative net assets position is principally driven by the same causes as those leading the Company and certain of its subsidiaries (the “Debtor Affiliates”) to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Chapter 11 Cases”). Namely, the Company has experienced continuing revenue declines in the media and enterprise and wireless business sectors. In addition to these revenue declines, the Company faced two other significant business challenges in 2020. In 2020, the U.S. Federal Communications Commission (the “FCC”), the agency that licenses certain of the Company’s satellite operations in the United States, issued an order that requires the Company to relocate certain of its transmissions in the C-band spectrum (the “FCC Order”). The FCC Order further provides for significant payments for certain FCC license holders to accelerate relocation of the transmissions, in addition to the reimbursement of reasonable expenses for the cost of relocation. The accelerated relocation payments provided for the Company’s relocation of C-band usage approximate $4.9 billion and the costs to implement the relocation approximate $1.6 billion. Although certain of these expenses for relocation will be reimbursed by the FCC, to achieve the $4.9 billion in accelerated relocation payments, the Company has incurred significant expenses and anticipates incurring nearly $1 billion in expenses prior to receiving the reimbursement payments.

In addition to the challenges posed by the FCC Order in paying for accelerated transmission relocation, the Company, like many businesses, faced significant pressure from the economic impacts stemming from the COVID-19 pandemic. The Company is one of the largest providers of broadband services to airlines and cruise ship customers for passenger internet connectivity. As a result of the COVID-19 pandemic, consumer travel declined substantially throughout 2020. The Company’s revenues from those businesses have declined accordingly. Similarly, the Company’s media business has been a leader in broadcasting occasional use events such as the Olympics, live sports, and concerts. Restrictions and bans on such events during 2020 reduced the Company’s revenue associated with special events.

Proposal to continue the Company’s business and justification of this proposal

By resolutions dated 22 April 2021, the Board has called for a meeting of the shareholders of the Company to decide on the continuation of the business of the Company (and not to dissolve the Company), in accordance with the provisions of Article 480-2 of the LCC.

It is the opinion of the Board that it is in the best interest of the Company that its business be continued. This recommendation is made because the Company is currently in the process of right-sizing its balance sheet through a restructuring transaction in its pending Chapter 11 Cases. During the pendency of its Chapter 11 Cases, the Company has, and is continuing, to operate its business uninterrupted and in the ordinary course. The restructuring transaction that is currently being contemplated is set to position the Company to emerge from its Chapter 11 Cases as a stronger business with a delevered balance sheet and a sustainable capital structure. Under these circumstances, pursuing a dissolution under Luxembourg law would be value-destructive.

Measures which the Board has taken to remedy the financial situation of the Company

In order to allow the continuation of the Company’s business in the best possible conditions, the Board has taken, and intends to continue pursuing, the following measures to remedy the financial situation of the Company.

The Company and its Debtor Affiliates commenced the Chapter 11 Cases in order to more efficiently access capital and engage with stakeholders through a chapter 11 process and implement a de-leveraging restructuring transaction. Soon after, the Board gained global consensus for, and executed, a $1 billion debtor-in-possession loan that provided necessary liquidity to obtain the accelerated relocation payments and maintain business operations. The Company and certain of its subsidiaries then developed and finalized a business plan, and began negotiations on a chapter 11 plan with its key stakeholders.

Such negotiations converged in early February 2021, when the Company and its Debtor Affiliates reached an agreement on a plan support agreement and filed a chapter 11 plan of reorganization (the “Plan”) that was supported by three ad hoc creditor groups holding nearly $5 billion of debt at every level of the capital structure of the Company and its Debtor Affiliates and proposed to de-lever the balance sheet by approximately $8 billion.

Immediately after the Company and its Debtor Affiliates filed the Plan and the disclosure statement, they continued to engage with the creditors that have not yet supported the Plan to build greater consensus for the Plan, extended their exclusive period to file and solicit acceptance of a chapter 11 plan, and subsequently began mediation proceedings to bridge the gap that remains.

The Board is committed to continuing to fulfill the Company’s obligations and will continue to work to right-size its balance sheet through its Chapter 11 Cases and remedy the financial situation of the Company, including the above mentioned negative net assets position of the Company.

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